Exhibit 10.3
AMENDMENT
TO THE
BLUE FOUNDRY BANK
RESTATED DIRECTOR RETIREMENT PLAN FOR J. CHRISTOPHER ELY

THIS AMENDMENT to the Boiling Springs Savings Bank Restated Director Retirement Plan for J. Christopher Ely (the “Plan”) is entered into by and between Blue Foundry Bank, a New Jersey-chartered stock savings bank (the “Bank”) and successor to Boiling Spring Savings Bank and J. Christopher Ely (the “Director”), on this 15th day of June 2022.

WHEREAS, the Plan was entered into on January 22, 2007; and

WHEREAS, pursuant to Section XVIII of the Plan, the Plan may be amended in certain respects at any time by written agreement between the Bank and the Director; and

WHEREAS, the Bank and the Director desire to amend the Plan to primarily to fix the amount of the benefits due to the Director under the Plan and to make certain other administerial changes; and

WHEREAS, no part of this Amendment is intended to accelerate the timing, or change the form, of any payment due under the Plan.

NOW THEREFORE, the Plan is hereby amended, effective as of January 1, 2022, as follows:

First Change

Section 2.6 of the Plan is deleted in its entirety and replaced with the following new Section 2.6:
“Director Retirement Fee” means a monthly benefit equal to $3,643.84, which shall be paid to the Retired Director or his Beneficiary in accordance with the provisions of this Plan.”

Second Change

Section 2.7 of the Plan is deleted in its entirety and replaced with the following new Section 2.7:
“Disability” or “Disabled” means that the Director is unable to perform all of the material functions as a Director of a savings bank as a result of injury or illness which is expected to result in his death or continue for a period of not less than twelve (12) consecutive months.”

Third Change

The first sentence of Section III of the Plan is deleted in its entirety and replaced with the following new language:

“A Director shall be entitled to receive Director’s Retirement Fee’s if such Director retires from service on the Board of Directors of the Bank after having attained the eligibility requirement of completing ten (10) full years of continuous service as a Director.”

Fourth Change

Exhibit 10.3
The first sentence of the first paragraph of Section IV of the Plan is deleted in its entirety and replaced with the following new language:

“Immediately upon (i) termination of service on the Board of Directors (for any reason other than his death or Removal for Cause) and (ii) attainment of the eligibility requirement described in Section III of the Plan, the Director shall be entitled to be paid, commencing on first day of the calendar month following the later of (x) the Director’s termination of service or (y) the Director’s attainment of age seventy (70), the monthly Director Retirement Fee in equal installments.”

Fifth Change

The following new third paragraph is added to Section IV of the Plan:

If the Director is Disabled as defined in Section 2.7 hereof and has met the eligibility requirement for a Disability set forth in Section III hereof, the Director shall be entitled to be paid the monthly Director Retirement Fee determined as if he had retired as a member of the Board having met the eligibility requirement of completing ten (10) years of continuous service as a Director. Such monthly payments shall commence on the first day of the calendar month following the determination of his Disability and shall be payable for the Benefit Period. Should the Director die after commencing to receive such Director Retirement Fees, but prior to completion of five (5) full years of monthly Director Retirement Fees, his Beneficiary shall be entitled to receive monthly installments for the remainder of such five (5) year period; provided; however, no monthly installment shall be paid to his Beneficiary following the date that the Director would have attained his seventy-fifth (75th) birthday, if earlier.

Sixth Change

Anywhere in the Plan where the name “Boiling Springs Savings Bank” appears, it will be replaced with the name “Blue Foundry Bank.”

Except as otherwise amended by this Amendment, all provisions of the Plan shall remain in full force and effect and the Plan, and this Amendment shall be construed together and considered one and the same plan.

IN WITNESS WHEREOF, the Bank and the Director have caused this Amendment to be executed on the date first written above.

EXECUTIVE BLUE FOUNDRY BANK

/s/ J. Christopher Ely /s/ James D. Nesci
Director – J. Christopher Ely By: James D. Nesci
Title: President and Chief Executive Officer